FingerMotion Reports Q2 2021 Financial Results

NEW YORK, NY October 21st, 2020 -- Finger Motion, Inc. (OTCQB: FNGR) (the “Company” or “FingerMotion”), a mobile data and services company, is pleased to report its financial results for the second quarter ended August 31, 2020.

Q2 2021 Financial Summary (results expressed in US$ unless otherwise indicated):

•	Reported Q2 revenue of $3.6 million (includes SMS, Sim Card and Mobile Recharge businesses);
•	Reported six month revenue of $6.4 million (includes SMS, Sim Card and Mobile Recharge businesses);
•	Reported Q2 gross profit of $258,391;
•	Reported six month gross profit of $552,830;
•	Basic and Diluted loss per share of $0.03;
•	At August 31, 2020, FingerMotion had $419,707 in cash and working capital deficit of $355,679;
•	Total Assets were $9.06 million, Total Current Liabilities were $9.42 million and Total Liabilities were $10.62 million;
•	33,742,953 common shares were issued and outstanding as at August 31, 2020.

“This quarter our revenues increased by 77.5% compared to revenues in the same quarter in 2019 and our revenues for the six month period ended August 31, 2020 increased by 114% compared to revenues in the same period in 2019. We expect this growth in revenue continuing throughout our fiscal year which would put us on target for achieving an annual revenue of over $16 million for fiscal 2021,” said Martin Shen, CEO of FingerMotion, Inc. “The results we have seen this last quarter validates our investment strategy into new verticals. Last year our SMS business was just getting started and now it has become a top revenue generator. We continue to invest in developing and marketing e-commerce platforms, where we expect to see a return on our investments by January 2021. We are very pleased with our quarter over quarter growth and expect it to continue increasing.”

The unaudited condensed consolidated interim financial statements for the quarter ended August 31, 2020 are available on EDGAR and should be read in connection with this news release.

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China.  It is one of only a few companies in China with access to wholesale rechargeable minutes from China’s largest mobile phone providers that can be resold to consumers.  As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users.  The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases.  FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

For further information e-mail: info@fingermotion.com
718-269-3366

Safe Harbor Statement

This release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements give our current expectations of forecasts of future events. All statements other than statements of current or historical fact contained in this release, including statements regarding our future financial position, business strategy, new products, budgets, liquidity, cash flows, projected costs, regulatory approvals or the impact of any laws or regulations applicable to us, and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “should,” “estimate,” “expect,” “hope,” “intend,” “may,” “plan,” “project,” “will,” and similar expressions, as they relate to us, are intended to identify forward-looking statements.  We have based these forward-looking statements on our current expectations about future events. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed or implied in our forward-looking statements for various reasons. Factors that could contribute to such differences include, but are not limited to: international, national and local general economic and market conditions; demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to manage its VIE contracts; the ability of the Company to maintain its relationships and licenses in China; adverse publicity; competition and changes in the Chinese telecommunications market; fluctuations and difficulty in forecasting operating results; business disruptions, such as technological failures and/or cybersecurity breaches; and the other factors discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.